      As filed with the Securities and Exchange Commission on June 29, 2000

                                              Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                               F.N.B. CORPORATION
             (Exact name of registrant as specified in its charter)

           PENNSYLVANIA                                 25-1255406
   (State of other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

           ONE F.N.B. BOULEVARD                                     16148
              HERMITAGE, PA                                      (zip code)
 (Address of Principal Executive Offices)

                     F.N.B. CORPORATION SALARY SAVINGS PLAN
                              (Full Title of Plan)

                          - - - - - - - - - - - - - - -

                                 PETER MORTENSEN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               F.N.B. CORPORATION
                              ONE F.N.B. BOULEVARD
                               HERMITAGE, PA 16148
                     (Name and address of agent for service)

                                 (412) 981-6000
          (Telephone number, including area code, of agent for service)

                          - - - - - - - - - - - - - - -

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
Title of securities to be    Amount to be     Proposed maximum     Proposed maximum    Amount of registration
        registered            registered     offering price per   aggregate offering             fee
                                                    share                price
----------------------------------------------------------------------------------------------------------------
 Common stock, per value       300,000          $19.8125 (2)         $5,943,750.00            $1,569.15
     $2.00 per share
----------------------------------------------------------------------------------------------------------------

(1) There are also being registered hereunder such number of additional shares of Common Stock which may become available for purchase in accordance with the provisions of the Plan in the event of any change in the outstanding shares of F.N.B. Corporation, including a stock dividend or stock split.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based upon the market value per share of F.N.B. Corporation Common Stock as of June 26, 2000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by F.N.B. Corporation ("FNB" or the "Corporation") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

                  1. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

                  2. FNB's definitive Proxy Statement filed with the Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Annual Meeting of Shareholders of FNB held on April 17, 2000.

                  3. The description of FNB's Common Stock, par value $2.00 per share (the "Common Stock"), contained in FNB's Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating such description.

                  The consolidated financial statements of FNB at December 31, 1999 and 1998 , and for each of the three years in the period ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference in FNB's Annual Report on Form 10-K dated March 13, 2000, and incorporated herein by reference. As to 1998, their report is based, in part, on the report of Bobbitt, Pittinger & Company, P.A., independent auditors, who audited Guaranty Bank & Trust Company. As to 1997, their report is based, in part, on the reports of Hacker, Johnson, Cohen & Grieb PA, independent auditors, who audited Seminole Bank and Citizens Holding Corporation and Bobbitt, Pittinger & Company, P.A., independent auditors, who audited Guaranty Bank & Trust Company. The financial statements referred to above are included in reliance upon such reports given on the authority of said firms as experts in accounting and auditing.

                  All documents subsequently filed by FNB with the Commission pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the F.N.B. Corporation Salary Savings Plan meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, (the "Securities Act").

ITEM 4.  DESCRIPTION OF SECURITIES.

                  The class of securities to be offered under the Registration Statement is registered under Section 12 of the Exchange Act.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                  The legality of the securities offered hereby will be passed upon by McDonald, Hopkins, Burke & Haber Co., L.P.A., Cleveland, Ohio, counsel to FNB.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The effect of charter, by-law, statutory and other provisions whereby the directors and officers of FNB may be insured or indemnified against liability as officers and directors are set out below:

                  Numbered Paragraph 6.b. of the Articles of Incorporation, as amended, of FNB provides as follows:

                  Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigation or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

                  Article IX of the Bylaws of the Corporation provides that the Corporation shall indemnify each director and officer of the Corporation and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of such director's or officer's service to the Corporation or to another organization at the Corporation's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to the Corporation) shall have been furnished to the Corporation to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. The Corporation may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

                  Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

                  Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court of common pleas or other court deems proper.

                  Upon Section 1744 of the Pennsylvania Business Corporation Law, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

                  (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

                  (2) If such quorum is not obtainable or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (3)  By the shareholders.

                  Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  Under Section 1745 of the Pennsylvania Business Corporation Law, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

                  Section 1746 of the Pennsylvania Business Corporation Law further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

                  Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

              Not applicable.

ITEM 8.  EXHIBITS.

              4.1   F.N.B. Corporation Salary Savings Plan, as amended.

              5.1 Opinion of McDonald, Hopkins, Burke & Haber Co., L.P.A., regarding legality of the securities being registered.

              23.1  Consent of Ernst & Young LLP.

              23.2  Consent of Bobbitt, Pittinger & Company, P.A.

              23.3  Consent of Hacker, Johnson, Cohen & Greib, PA

              23.4 Consent of McDonald, Hopkins, Burke & Haber Co., L.P.A., included in the opinion filed as Exhibit 5.1.

              24    Power of Attorney.


ITEM 9.  UNDERTAKINGS.

(a)  Rule 415 Offering undertaking:

                  The undersigned registrant hereby undertakes:

                           (1)  To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

                               (i)      To include any prospectus required by
                                        Section 10(a)(3) of the Securities Act
                                        of 1933;

                               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any
liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference undertaking:

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Filing of Registration Statement on Form S-8 undertaking:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on June 29, 2000.


                                        F.N.B. CORPORATION

                                        By: /s/ Peter Mortensen
                                            -------------------------------
                                            Peter Mortensen, Chairman and Chief
                                            Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ Peter Mortensen                  Chairman, Chief Executive Officer and      June 27, 2000
----------------------------------    Director (Principal Executive Officer)
Peter Mortensen

 /s/ Stephen J. Gurgovits             Vice Chairman and Director                 June 27, 2000
----------------------------------
Stephen J. Gurgovits

 /s/ Gary L. Tice                     President, Chief Operating Officer and     June 27, 2000
----------------------------------    Director
Gary L. Tice


 /s/ John D. Waters                   Vice President and Chief Financial         June 27, 2000
----------------------------------    Officer (Principal Accounting Officer)
John D. Waters

                                      Director                                   June 27, 2000
----------------------------------
W. Richard Blackwood

                                      Director                                   June 27, 2000
----------------------------------
Alan C. Bomstein

 /s/ William B. Campbell              Director                                   June 27, 2000
----------------------------------
William B. Campbell

 /s/ Charles T. Cricks                Director                                   June 27, 2000
----------------------------------
Charles T. Cricks

 /s/ Henry M. Ekker                   Director                                   June 27, 2000
----------------------------------
Henry M. Ekker

                                      Director                                   June 27, 2000
----------------------------------
James S. Lindsay



 /s/ Paul P. Lynch                    Director                                   June 27, 2000
----------------------------------
Paul P. Lynch

                                      Director                                   June 27, 2000
----------------------------------
Edward J. Mace

 /s/ Robert S. Moss                   Director                                   June 27, 2000
----------------------------------
Robert S. Moss

                                      Director                                   June 27, 2000
----------------------------------
William A. Quinn

 /s/ William J. Strimbu               Director                                   June 27, 2000
----------------------------------
William J. Strimbu

 /s/ Archie O. Wallace                Director                                   June 27, 2000
----------------------------------
Archie O. Wallace

 /s/ James T. Weller                  Director                                   June 27, 2000
----------------------------------
James T. Weller

                                      Director                                   June 27, 2000
----------------------------------
Eric J. Werner

 /s/ Benjamin Wiley                   Director                                   June 27, 2000
----------------------------------
Benjamin Wiley

 /s/ Donna C. Winner                  Director                                   June 27, 2000
----------------------------------
Donna C. Winner


                                 EXHIBIT INDEX

4.1           F.N.B. Corporation Salary Savings Plan, as amended.

5.1 Opinion of McDonald, Hopkins, Burke & Haber Co., L.P.A. regarding legality of the securities being registered.

23.1          Consent of Ernst & Young LLP.

23.2          Consent of Bobbitt Pittinger & Company, P.A.

23.3          Consent of Hacker, Johnson, Cohen & Grieb PA

23.4 Consent of McDonald, Hopkins, Burke & Haber Co., L.P.A., included in the opinion filed as Exhibit 5.1.

24            Power of Attorney.